News Release

For information contact:
Lauren Harris
Director of Marketing
CNL Real Estate Services, Inc.
(407) 650-1205
                                                     For Immediate Release
                                                     ---------------------
                                                     December 30, 2002



      CNL Retirement Properties, Inc. Acquires 12 Senior Living Properties,
             Plans to Acquire Additional Nine Valued at $170 Million


       Sunrise Assisted Living to Manage Properties Following Acquisition
                       of Marriott Senior Living Division

ORLANDO, FL - CNL Retirement Properties, Inc. ("CNL"), one of the leading investment companies in the senior housing industry, today announced an agreement with Marriott Senior Living Services, Inc. ("MSLS") to acquire the nine remaining MSLS-owned senior housing properties. This is the second phase of a transaction valued at $259 million and is expected to be completed in the first quarter of 2003, subject to the completion of a separate transaction involving Sunrise Assisted Living (NYSE: SRZ) and Marriott International (NYSE:
MAR). There can be no assurance that the second phase of the transaction will be completed. The first phase of the transaction was completed on December 20 and involved CNL's purchase of 12 properties valued at $89 million.

In a separate release today, Sunrise Assisted Living, one of the nation's oldest and largest providers of senior living services, announced it had entered into a definitive agreement with Marriott International to purchase all of the outstanding MSLS stock. When the sale of MSLS's stock to Sunrise Assisted Living is completed, CNL will enter into long-term management agreements with Sunrise to operate the 21 properties. The MSLS sale will also transition the 17 Marriott-operated residences currently in CNL's portfolio to the Sunrise brand, making CNL one of the largest owners of properties managed by Sunrise.

CNL's total acquisition involves 3,368 units: 875 independent, 1,567 assisted, 518 special care (dementia) and 408 skilled nursing, and comprises residences in 13 states: Georgia, South Carolina, Virginia, Pennsylvania, Ohio, Massachusetts, Illinois, Arkansas, Oklahoma, Utah, California, Washington and Kentucky. When the transaction is complete, CNL will own 45 properties with 6,015 units in 21 states.

CNL Retirement Properties, Inc. Acquires 12 Senior Living Properties, 2

"CNL is delighted to conclude the first part of another transaction with Marriott, which will ultimately bring 21 exceptional properties to our growing portfolio, further diversifying our geographic reach into seven new states and significantly broadening the scope of our senior housing concept," said James M. Seneff, Jr., Chairman and CEO of CNL. "We are equally excited about our new association with Sunrise Assisted Living, which aligns with our strategy of partnering with the industry's top-tier operators of senior living facilities. We are pleased to be working with a company that shares CNL's high standards of quality care and look forward to growing our relationship with Sunrise in the future."

"As co-bidders on the Marriott Senior Living Services portfolio, Sunrise and CNL have forged a strong working relationship and business strategy that we believe will yield favorable results for seniors, their family members, employees and shareholders," said Paul Klaassen, chairman and CEO, Sunrise Assisted Living.
"We look forward to strengthening our relationship with CNL as it grows its portfolio of senior living communities. CNL's strong commitment to senior care aligns well with Sunrise's mission and the company's consistent access to capital makes them a strong partner for the long-term."


All 21 properties feature an assisted living component and most offer dementia care. The property types involved in the transaction include: 12 Brighton Gardens, four MapleRidge, two Hearthside, one Independent Full-Service and two Continuing Care Retirement Communities (CCRC). The two CCRCs are located in Fort Belvoir, Va. and Haverford, Pa. Both offer independent and assisted living, as well as skilled nursing.

CNL Retirement Properties, Inc., a real estate investment trust, is affiliated with CNL Financial Group, Inc., and specializes in the acquisition of premium independent and assisted living communities and continuing care retirement communities. Headquartered in Orlando, Florida, CNL Financial Group, Inc. is one of the nation's largest privately held real estate investment and finance companies. CNL Financial Group, Inc., and the entities it has formed or acquired have more than $5.3 billion in assets, representing more than 2,850 properties in 49 states. The company and those entities focus on properties in the retirement, hospitality, corporate facility, community development, retail and restaurant sectors.

Sunrise Assisted Living is one of the nation's oldest and largest providers of senior living services. The McLean, Va.-based Company, which employs more than 13,000 people, has over 220 senior living communities either open or under construction in the United States, U.K. and Canada with a combined resident capacity in excess of 17,000. Sunrise offers a full range of personalized senior living services, from help with activities such as eating, bathing, dressing and medication management, to a specially designed program for residents with Alzheimer's disease and other forms of memory impairment. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although CNL believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be realized. As indicated above, there can be no assurance that a transaction among CNL, Sunrise and Marriott will be completed. CNL assumes no obligation to update forward-looking statements that become untrue because of subsequent events.